EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amended Offering Statement on Form 1-A/A filed by Legion Capital Corporation, LLC of our report dated October 17, 2019 relating to the December 31, 2018 and 2017 consolidated financial statements of Legion Capital Corporation, LLC and Subsidiaries appearing in this Amended Offering Statement, and to the reference to us under the heading “Experts” in the Amended Offering Statement.

/s/ ROSENFIELD AND COMPANY, PLLC

New York, New York

February 14, 2020